Exhibit 99.1

ANI Pharmaceuticals Reports First Quarter 2015 Financial Results

For the first quarter 2015:

  Net revenues of $18.8 million, an increase of 72% over first quarter 2014

  Adjusted non-GAAP EBITDA of $11.5 million and operating income of $9.6 million, increases of 170% and 174%, respectively, over first quarter 2014

  Adjusted non-GAAP diluted earnings per share of $0.57

  BAUDETTE, Minn., May 5, 2015 /PRNewswire/ -- ANI Pharmaceuticals, Inc. ("ANI") (NASDAQ: ANIP) today reported financial results for the three months ended March 31, 2015 and reaffirmed its revenue, non-GAAP EBITDA, and non-GAAP earnings per share guidance for 2015.

  First Quarter 2015 Highlights Include:

    First quarter net revenues of $18.8 million, an increase of 72% as compared to $10.9 million for the same period in 2014.
    First quarter adjusted non-GAAP EBITDA of $11.5 million, an increase of 170% as compared to $4.2 million for the same period in 2014.
    First quarter operating income of $9.6 million, an increase of 174% as compared to $3.5 million for the same period in 2014.
    First quarter adjusted non-GAAP diluted earnings per share of $0.57.
    First quarter diluted earnings per share of $0.38.
    Launched Etodolac 200mg and 300mg capsules.
    Launched Propafenone tablets.
    Awarded two new contracts for EEMT, effective in the 2nd and 3rd quarters.
    Acquired Flecainide ANDA for $4.5 million.
Net revenues and Adjusted Non-GAAP EBITDA
(in thousands)	Three months ended
March 31,
	2015	2014
Net revenues	$ 18,799	$ 10,899
Adjusted Non-GAAP EBITDA(a)	$ 11,462	$ 4,245

(a) See Table 2 for US GAAP reconciliation.

  Arthur S. Przybyl, President and CEO, stated,

  "ANI had a strong first quarter, with significant increases in revenue, EBITDA, operating income, and earnings per share. Our first quarter financial results were the direct result of organic revenue growth, combined with the impact of revenues from Lithobid and Vancocin, products we acquired in the third quarter of 2014. In the first quarter, we launched Etodolac and Propafenone, two of the generic products we acquired in 2014. We also acquired an additional generic product in the first quarter, Flecainide.

  At March 31, 2015, we had over $165 million of cash on hand that will help us continue to implement our strategy of advancing our internal generic product development efforts while selectively pursuing acquisitions and partnerships for late stage generic products and mature brands."

  First Quarter Results

  For the three months ended March 31, 2015, ANI reported net revenues of $18.8 million, an increase of 72% from $10.9 million in the prior year period, due to the following factors:

    Revenues from sales of generic pharmaceuticals increased 52%, to $12.3 million from $8.1 million in the prior period, primarily due to increased sales of EEMT, as well as sales from its Methazolamide and Etodolac products, which were launched in the fourth quarter of 2014 and the first quarter of 2015, respectively.
    Revenues from sales of branded pharmaceuticals increased 452%, to $4.3 million from $0.8 million in the prior period, primarily as a result of sales of Lithobid and Vancocin, which were acquired in the third quarter of 2014.
    Contract manufacturing revenue decreased by 26% to $1.2 million from $1.6 million in the prior year period, primarily as a result of timing of customer orders.
    Contract services and other revenues increased by 136%, from $0.5 million to $1.1 million, primarily due to royalties received on sales of the authorized generic of Vancocin.

  Adjusted non-GAAP EBITDA was $11.5 million for the three months ended March 31, 2015, compared to $4.2 million in the prior year period, an increase of 170%. For a reconciliation of adjusted non-GAAP EBITDA to GAAP operating income, please see Table 2.

  Cost of sales decreased as a percentage of net revenues to 15% from 24%, primarily due to higher margin sales of the Lithobid and Vancocin branded products and margin increases for the Company's generic products.

  Research and development costs increased slightly, by 7%, and were $0.4 million for both the three months ended March 31, 2015 and 2014. The slight increase was due to work on development projects, including the ANDAs acquired in 2014 and new collaborations.

  Selling, general and administrative expenses increased to $4.8 million for the three months ended March 31, 2015, from $3.7 million in the prior year period. The increase was primarily due to $0.6 million in non-cash stock-based compensation expense recognized during the quarter, as well increases in personnel and compensation expense.

  Operating income was $9.6 million for the three months ended March 31, 2015, as compared to $3.5 million in the prior year period.

  Interest expense increased to $2.7 million in the three months ended March 31, 2015 from no interest expense in the prior year period, due to interest expense related to the convertible debt issued in December 2014.

  Net income was $4.4 million for the three months ended March 31, 2015, reflecting an effective tax rate of 36.8%, as compared to $3.4 million in the prior year period. Diluted earnings per share for the three months ended March 31, 2015 was $0.38, based on 11,561,635 diluted shares outstanding, as compared to diluted earnings per share of $0.33 in the prior year period.

  Adjusted non-GAAP diluted earnings per share was $0.57. For a reconciliation of adjusted non-GAAP diluted earnings per share to GAAP net income, please see Table 3.

  ANI's Guidance for the Full Year 2015

  ANI's guidance for 2015 is based on management's current estimates of the Company's market share for its products, product pricing, cost of sales, and operating costs.

    Net revenues estimated to be between $80 million and $88 million.
    Cost of sales, exclusive of depreciation and amortization, of between 15% and 17.5%.
    Operating expenses of between $16.2 and $16.5 million, excluding non-cash stock compensation expense of approximately $2.8 million.
    Research and development costs of approximately $3.0 million.
    Adjusted non-GAAP EBITDA, which excludes non-cash stock compensation expense, estimated to be between $48.8 million and $53.1 million.
    Depreciation and amortization expense of approximately $5.5 million.
    Total interest expense of approximately $11.2 million. This includes cash interest expense of approximately $4.3 million and non-cash interest expense of approximately $6.9 million.
    An estimated effective tax rate of approximately 36.8%.
    Adjusted non-GAAP diluted earnings per share, which excludes non-cash stock compensation and non-cash interest expense, estimated to be between $2.44 and $2.67, assuming 11,561,635 weighted average shares outstanding.

Selected Balance Sheet Data

(in thousands)

	March 31, 2015	December 31, 2014
Cash	$ 165,563	$ 169,037
Accounts Receivable, net	$ 17,371	$ 17,297
Inventory, net	$ 10,737	$ 7,518
Current Assets	$ 202,993	$ 203,478
Current Liabilities	$ 9,073	$ 13,233

  ANI generated $1.1 million of positive cash flows from operations in the first quarter ended March 31, 2015. Also during the first quarter, ANI acquired an additional generic product, Flecainide, for $4.5 million. As a result of the net effect of these sources and uses of cash, ANI had $165.6 million of cash at March 31, 2015.

  Net accounts receivable increased slightly from $17.3 million to $17.4 million. ANI's net inventory increased from $7.5 million to $10.7 million, as a direct result of raw materials acquired for key products, and inventories related to EEMT, Lithobid and Vancocin. ANI's total current assets decreased slightly to $203.0 million at March 31, 2015, from $203.5 million at December 31, 2014.

ANI Product Development Pipeline

Products	ANI	Partnered	Total
At FDA	6	3	9
Development	3	3	6
Acquired Products	31	0	31

  ANI's product development pipeline includes extended-release products, narcotics, anti-cancers, oral solutions, suspensions and solid dosage forms. These forty-six generic products address a total annual market size of approximately $3.0 billion, based on data from IMS Health.

  Non-GAAP Financial Measures

  Adjusted Non-GAAP EBITDA

  ANI's management considers adjusted non-GAAP EBITDA to be an important financial indicator of ANI's operating performance, providing investors and analysts with a useful measure of operation results unaffected by non-cash stock-based compensation and differences in capital structures, tax structures, capital investment cycles, ages of related assets and compensation structures among otherwise comparable companies. Management uses adjusted non-GAAP EBITDA when analyzing Company performance.

  Adjusted non-GAAP EBITDA is defined as operating income/(loss), excluding depreciation, amortization, and stock-based compensation expense. Adjusted non-GAAP EBITDA should be considered in addition to, but not in lieu of, net income or loss reported under GAAP. A reconciliation of adjusted non-GAAP EBITDA to the most directly comparable GAAP financial measure is provided in Table 2.

  Adjusted non-GAAP Diluted Earnings per Share

  ANI's management considers adjusted non-GAAP diluted earnings per share to be an important financial indicator of ANI's operating performance, providing investors and analysts with a useful measure of operating results unaffected by non-cash stock-based compensation and non-cash interest expense. Management uses adjusted non-GAAP diluted earnings per share when analyzing Company performance.

  Adjusted non-GAAP diluted earnings per share is defined as net income/(loss), excluding stock-based compensation and non-cash interest expense, divided by the diluted weighted average shares outstanding during the period. Adjusted non-GAAP diluted earnings per share should be considered in addition to, but not in lieu of, earnings or loss per share reported under GAAP. A reconciliation of adjusted non-GAAP diluted earnings per share to the most directly comparable GAAP financial measure is provided in Table 3.

  About ANI

  ANI Pharmaceuticals, Inc. (the "Company" or "ANI") is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. The Company's targeted areas of product development currently include narcotics, oncolytics (anti-cancers), hormones and steroids, and complex formulations involving extended release and combination products. For more information, please visit the Company's website www.anipharmaceuticals.com.

  Forward-Looking Statements

  To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about price increases, the Company's future operations, products financial position, operating results and prospects , the Company's pipeline or potential markets therefor, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "plans," "potential," "future," "believes," "intends," "continue," other words of similar meaning, derivations of such words and the use of future dates.

  Uncertainties and risks may cause the Company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to, the risk that the Company may face with respect to importing raw materials; increased competition; delays or failure in obtaining product approval from the U.S. Food and Drug Administration; general business and economic conditions; market trends; products development; regulatory and other approvals and marketing.

  More detailed information on these and additional factors that could affect the Company's actual results are described in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as its proxy statement. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company's current beliefs, assumptions, and expectations. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

  For more information about ANI, please contact:
  Investor Relations
  (218) 634-3608
  IR@anipharmaceuticals.com

ANI Pharmaceuticals, Inc. and Subsidiary
Table 1: US GAAP Income Statement
(unaudited, in thousands, except per share amounts)

	Three months ended
	March 31,
	2015	2014

Net Revenues	$ 18,799	$ 10,899

Operating Expenses
Cost of sales (excl. depreciation and amortization)	2,751	2,622
Research and development	403	376
Selling, general and administrative	4,751	3,703
Depreciation and amortization	1,327	703

Total Operating Expenses	9,232	7,404

Operating Income	9,567	3,495

Other (Expense)/Income
Interest expense, net	(2,725)	-
Other income	68	29

Income Before Income Tax Provision	6,910	3,524

Income tax provision	(2,541)	(165)

Net Income	$ 4,369	$ 3,359

Basic Earnings/(Loss) Per Share
Basic Earnings/(Loss) Per Share	$ 0.38	$ 0.33
Diluted Earnings/(Loss) Per Share	$ 0.38	$ 0.33

Basic Weighted-Average Shares Outstanding	11,326	9,991
Diluted Weighted-Average Shares Outstanding	11,562	10,001

ANI Pharmaceuticals, Inc. and Subsidiary
Table 2: Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

	Three months ended
	March 31,
	2015	2014

Operating Income	$9,567	$3,495

Add back
Depreciation and amortization	1,327	703

Add back
Stock-based compensation	568	47
Adjusted EBITDA	$11,462	$4,245

ANI Pharmaceuticals, Inc. and Subsidiary
Table 3: Adjusted non-GAAP Diluted Earnings Per Share Reconciliation
(unaudited, in thousands, except per share amounts)

Three months ended
March 31, 2015

Net Income	$ 4,369

Add back
Non-cash interest expense	1,683
Stock-based compensation	568

Adjusted Net Income Used in Calculating Adjusted non-GAAP Diluted Earnings Per Share	$ 6,620

Diluted Weighted-Average
Shares Outstanding	11,562

Adjusted non-GAAP
Diluted Earnings Per Share	$ 0.57